As filed with the Securities and Exchange Commission on January 2, 2025

Registration No. 333-248241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEEL CONNECT, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2921333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

590 Madison Ave, 32nd Floor

New York, New York 10022

(914) 461-1276

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steel Connect, Inc. 2020 Stock Incentive Compensation Plan

(Full title of the plans)

Ryan O’Herrin

Chief Financial Officer

Steel Connect, Inc.

590 Madison Avenue, 32nd Floor

New York, New York 10022

(608) 698-5055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Flora Perez

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, Florida 33301

Tel: (954) 768-8210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) amends the Registration Statement on Form S-8, Registration No. 333-248241 (the “Registration Statement”), filed by Steel Connect, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on August 21, 2020, registering (i) 4,945,000 new shares of common stock $0.01 par value per share (the “Common Stock”), of the Company, issuable pursuant to the Steel Connect, Inc. 2020 Stock Incentive Compensation Plan (the “2020 Incentive Plan”) and (ii) up to 5,128,666 shares of Common Stock of the Company, previously registered pursuant to the Steel Connect, Inc. 2010 Incentive Award Plan, as amended on April 12, 2018 (the “Prior Plan”) under the Registrant’s registration statement on Form S-8 (File No. 333-171285) filed with the Commission on December 20, 2010, issuable pursuant to the 2020 Incentive Plan.

On January 2, 2025, the Company consummated a short-form merger transaction (the “Short-Form Merger”) with Steel Excel Sub I, LLC (“Acquisition Co.”) pursuant to which, Acquisition Co. merged with and into the Company, with the Company surviving as in indirect wholly owned subsidiary of Steel Partners Holdings L.P.

As a result of the Short-Form Merger, the offering of the Company’s securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration any of the securities of the Company registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on January 2, 2025.

Steel Connect, Inc.

By:	/s/ Ryan O’Herrin
Name:	Ryan O’Herrin
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.